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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the use of our report dated March 20, 2009, with respect to the balance sheets of Decker Coal Company (A Joint Venture) as of December 31, 2008 and 2007, and the related statements of earnings and comprehensive income, joint venture deficit, and cash flows for each of the three years in the period ended December 31, 2008, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP
Omaha, Nebraska
October 2, 2009

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Consent of Independent Registered Public Accounting Firm